      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000
                                                   REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  ASPEON, INC.
             (Exact name of Registrant as specified in its charter)


                  DELAWARE                                52-1945748
        (State or other jurisdiction                   (I.R.S. Employer
      of incorporation or organization)             Identification Number)


                              17891 CARTWRIGHT ROAD
                            IRVINE, CALIFORNIA 92614
                                 (949) 440-8000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                RICHARD P. STACK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ASPEON, INC.
                              17891 CARTWRIGHT ROAD
                            IRVINE, CALIFORNIA 92614
                                 (949) 440-8000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   COPIES TO:
                                BARBARA L. BORDEN
                                PATRICK R. O'NEIL
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 (858) 550-6000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                     PROPOSED MAXIMUM         PROPOSED MAXIMUM
             TITLE OF CLASS OF                    AMOUNT TO           OFFERING PRICE             AGGREGATE             AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER SHARE (1)         OFFERING PRICE (1)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                      2,750,000               $17.00                $46,750,000             $12,342
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Aspeon's common stock on April 4, 2000 as reported on the Nasdaq National Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED APRIL 10, 2000

                                2,750,000 SHARES

                                  ASPEON, INC.

                                  COMMON STOCK

We are registering 2,750,000 shares of our common stock for resale by the selling stockholder identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder. Our common stock is listed on the Nasdaq National Market under the symbol "ASPE." The closing sale price of our common stock, as reported on the Nasdaq National Market on April 6, 2000, was $20.25 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is ________, 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         THIS PROSPECTUS IS PART OF A LARGER REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934:

     -    Annual Report on Form 10-KSB for the year ended June 30, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999;

     - Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2000;

     -    Proxy Statement for the 1999 Annual Meeting of Stockholders; and

     - Registration statement on Form 8-A, as amended, which includes a description of our common stock.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

         Aspeon, Inc.
         17891 Cartwright Road
         Irvine, CA 92614
         Attn:  Investor Relations
         (949) 440-8000

                                     SUMMARY

ASPEON, INC.

         We develop and sell open system point-of-sale (POS) touchscreen computers and provide related systems integration services primarily to the food service and retail industries. Customers that use POS systems incorporating our products can gather data from the point of sale and use it at the in-store "back office" and the enterprise's headquarters. Our products enable our customers to process transactions to better manage inventory and costs, analyze sales data and customize their products and services. We believe that our success is based on the application of open system PC technology to POS systems which allows our customers to choose the software application that best meets their needs. Our network-ready computers have substantially all of the functionality of desktop personal computers and can be integrated with hardware from other vendors. In addition, our computers are competitively priced, durable and have a small footprint.

         We sell our POS systems integration services primarily to corporate customers with multi-site operations. Our knowledge of advanced information technologies, POS systems and numerous software applications enables us to help our customers identify the optimal POS system for their particular business. Our experience in the food service and retail industries enables us to effectively manage the full deployment and ongoing support of these customers' POS solutions. Because we offer both systems integration and hardware, we can capture a greater percentage of the customer's total expenditures on POS systems. We believe that the customer relationships we develop build recurring help desk, maintenance and field service revenues and position us to recommend changes and upgrades to systems.

         In addition, we intend to develop and implement an application service provider (ASP) offering whereby our customers will be able to access certain business related applications we license from third parties, including our applications related to the food service and retail industries, via the internet. As a hardware provider, systems integrator and ASP, we believe we will be able to deliver a comprehensive solution tailored to our customers' business needs. We intend to offer our customers the option of purchasing or leasing our solutions or components of our solutions, thereby providing them with more flexibility, lower and more predictable operating costs for their information technology needs and a total information technology solution.

         We were formerly known as Javelin Systems, Inc. In September 1999, we changed our name to Aspeon, Inc.

THE OFFERING

         We recently completed a preferred stock financing from which we received aggregate proceeds of $10 million. We are obligated to register the common stock issuable upon conversion of this preferred stock so that it can be resold in the public market. We are also registering the common stock issuable upon exercise of warrants sold in connection with the sale of the preferred stock and any common stock issued as a dividend on the preferred stock. We will not receive any of the proceeds from the sale of common stock pursuant to this prospectus.

         The selling stockholder may sell its shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholder may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. More information is provided in the section entitled "Plan of Distribution."

         Our executive offices are located at 17891 Cartwright Road, Irvine, California 92614, and our telephone number is (949) 440-8000.

         All references to "Aspeon", "we" or "us" are to Aspeon, Inc. and not to the selling stockholder.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN DECIDING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, IN OUR MOST RECENT

ANNUAL REPORT ON FORM 10-KSB, AND IN ANY OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR OTHER SEC FILINGS. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES IN OUR ACTUAL RESULTS INCLUDE THOSE DISCUSSED IN THIS SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                          RISKS RELATED TO OUR BUSINESS

OUR ASP OFFERING IS RELATIVELY NEW AND UNTESTED, AND WE WILL BE UNABLE TO GROW OUR BUSINESS AS WE EXPECT IF OUR ASP OFFERING DOES NOT MEET WITH MARKET ACCEPTANCE OR IF WE DO NOT EXECUTE OUR BUSINESS STRATEGY.

         The market for ASP offerings has only recently begun to develop and we have not previously generated revenue from our ASP offering. We cannot be certain that the market for ASP offerings will develop. We intend to provide our ASP offering through our Aspeon Solutions, Inc. subsidiary. Our ability to increase ASP revenues will depend upon our ability to develop our ASP offering and market acceptance of our ASP offering. The success of our ASP offering will depend upon the execution of our business strategy which requires us to adopt a sales, pricing, and support strategy and build our employee, information technology and facility resources. If we fail to develop our ASP business in a timely or cost effective manner or if our ASP offering does not meet with market acceptance, we may incur substantial additional costs or delays in our ASP's further development and launch or be prevented from capitalizing on the market opportunity that we have identified. In addition, while we expect our existing customer base to provide attractive opportunities for ASP sales, these customers may be reluctant or unwilling to purchase our ASP offering.

IF OUR ASP PROCESSING SYSTEMS BECOME UNAVAILABLE FOR EXTENDED PERIODS OF TIME OR ARE NOT ABLE TO ADEQUATELY SERVICE INCREASING TRAFFIC LEVELS, OUR REPUTATION AND BUSINESS MAY SUFFER.

         The success of our ASP offering depends in large part on the number of customers who use our ASP offering to service their POS needs. Accordingly, our system must be able to service increasing traffic while maintaining adequate customer service. Any significant interruptions or delays in our system would reduce the performance and the attractiveness of our ASP offering, which could reduce customer satisfaction and harm our reputation and business. Substantial increases in the volume of traffic or the number of transactions on our ASP offering will require expansion of and upgrades to our technology infrastructure. We cannot be sure that our systems will be able to accommodate increased traffic in the future. Any failure of our system could result in fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services or prevent us from providing our ASP offering entirely.

WE EXPECT TO INCUR LOSSES WHILE WE ARE INVESTING IN THE FURTHER DEVELOPMENT AND LAUNCH OF OUR ASP OFFERING, AND WE MAY NEVER RECOVER THE COSTS ASSOCIATED WITH THOSE INVESTMENTS.

         We intend to make significant investments in further developing and launching our ASP offering by:

         - constructing and staffing solution centers and centers where we manage and monitor deployed customer solutions, or command centers, in strategic geographic locations;

         - entering into arrangements with third party suppliers of elements of our ASP offering;

         - developing shared process and software solutions and industry-specific templates;

         -        expanding our system management resources; and

         -        expanding our sales and marketing activities.

Although we intend to increase our spending as described above, these efforts may not result in increased revenues and the revenues from these efforts may not be enough to compensate for their cost.

WE CANNOT MAINTAIN OUR HISTORICAL RATE OF GROWTH.

         We are currently experiencing rapid growth and expansion. This rapid growth and expansion is primarily due to acquisitions and increased sales of hardware, both domestically and internationally. We do not believe that our domestic hardware sales will continue to grow at the rate at which they have grown in the past. Further, we cannot guarantee you that we will be able to increase our domestic service sales or our foreign hardware and service sales in the future at or near the rates that we have in the past.

OUR BUSINESS WILL NOT OPERATE EFFICIENTLY AND OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

         Because we are currently experiencing rapid growth and expansion, we have also experienced, and will continue to experience, a strain on our administrative, engineering and operating resources. Our growth has also increased the demands on our information systems and controls. We anticipate that continued growth will require us to recruit and hire a number of additional management personnel, particularly in operational management. We cannot guarantee that we will be successful at hiring or retaining these personnel or that we will be able to successfully expand and improve our operational, management and financial systems and controls.

         In addition, we plan to increase our operating expenses to:

         -        Develop our ASP offering;

         -        Expand our product line;

         -        Increase our sales and marketing operations;

         -        Increase the volume of products manufactured;

         -        Develop new distribution channels;

         -        Broaden our customer support capabilities;

         -        Grow our international sales force; and

         -        Develop and fully integrate our international operations.

         We anticipate that we will make significant investments in our operations, particularly to support technological developments, our application service provider business and sales activities which will cause our operating expenses to continue to increase. We intend to make investments on an ongoing basis, primarily from cash generated from our operations, and to the extent necessary, funds available from our line of credit, as we develop and introduce new products and services, our application service provider business, and expand into new markets.

         We cannot guarantee that we can successfully implement our expansion or that the cost of our expansion will not exceed any revenues generated by it. In addition, we may spend money on our expansion well before the expansion results in greater sales or revenues. This may negatively impact our earnings in the short term. Further, if the expansion does not result in increased revenues, our financial performance may suffer and this could result in lower prices for our common stock.

WE EXPECT OUR QUARTERLY RESULTS TO FLUCTUATE. IF WE FAIL TO MEET EARNINGS ESTIMATES, OUR STOCK PRICE COULD DECLINE.

         Our operating results may fluctuate significantly in the future. Many factors may cause these fluctuations, including:

         - The size and timing of individual orders, particularly with respect to our larger end users;

         - General health of the food service industry, particularly the quick service restaurant segment;

         -        Lengthy sales and implementation cycles;

         -        Competition and pricing in the POS systems industry;

         -        Our ability to expand our international and domestic sales;

         -        Changes in the mix of products and services sold;

         - Employee hiring and retention, particularly with respect to sales and consulting personnel;

         - The mix of distribution channels through which our products are sold; and

         -        The market acceptance of our ASP business.

          We usually ship our products shortly after they are ordered and, consequently, order backlog at the beginning of any quarter usually represents only a small portion of that quarter's expected revenues. As a result, our product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and this makes it difficult for us to predict revenues.

         Our sales and implementation cycles vary substantially from customer to customer. We have experienced, and expect to continue to experience, quarters or periods where individual product or service orders are significantly larger than our typical product or service orders. This will add to the unpredictability of our revenues. Nevertheless, our expense levels are based in large part on expectations of future revenues and are relatively fixed in the near term. Because of this, our net income may be lower than expected if we experience an unanticipated decline in revenue for a particular quarter. We also expect expense levels to increase in the near term as we attempt to expand our operations and develop our ASP offering. Moreover, the POS systems industry is generally dependent on system roll-outs with fixed time horizons. Our operating results, particularly with respect to our systems integration business, may vary significantly if we fail to obtain major projects, if major projects are cancelled or delayed or if we fail to replace projects that have been completed or are nearing completion. In addition, we may also experience relatively weaker demand for our products in August, particularly in international markets, and December as a result of reduced sales activities during those months.

         As a result of the above factors, revenues and earnings for any quarter may vary significantly and we do not believe that period-to-period comparisons of our financial performance are necessarily meaningful. You should not rely on them as an indication of our future performance. Fluctuations in our operating results may also result in volatility in the price of our common stock. It is likely that in some future quarter our total revenues or operating results will be below the expectations of public market analysts or investors. If that happens, the price of our common stock may decline.

WE HAVE IN THE PAST AND MAY IN THE FUTURE MAKE ACQUISITIONS WHERE ADVISABLE, WHICH WILL INVOLVE NUMEROUS RISKS. THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO ADDRESS THESE RISKS SUCCESSFULLY WITHOUT SUBSTANTIAL EXPENSE, DELAY OR OTHER OPERATIONAL OR FINANCIAL PROBLEMS.

         We have previously acquired a number of companies, including CCI Group, Inc., POSNET Computers, Inc., Aspact IT Services Ltd., RGB/Trinet Limited, Jade Communications Limited, Dynamic Technologies, Inc., SB Holdings, Inc., Restaurant Consulting Services, Inc. and Monument Software Corporation. Acquisitions involve numerous risks. For example:

         - It is often difficult to assimilate the operations and personnel of an acquired business into our own business;

         - Management information and accounting systems of an acquired business must be integrated into our current systems;

         - Our management must devote its attention to assimilating the acquired business which diverts their attention from our other business concerns;

         - We might enter markets in which we have limited prior experience; and

         -        We might lose key employees of an acquired business.

         In particular, the companies we acquired have self-contained management information and accounting systems, and we have not yet created an information management and accounting system that integrates them into our overall enterprise. Further, the companies we acquired are POS systems integrators and service providers and operate in a market where we had no direct prior experience. We have devoted substantial time and resources to integrate these recently acquired businesses, and we will be required to devote substantial time and resources to integrate any other business we may acquire in the future.

         We intend to continue to evaluate potential acquisitions of companies which we believe will complement or enhance our existing business. If we acquire other companies in the future, it may result in the issuance of equity securities that could dilute your stock ownership. We may also incur additional debt and amortize expenses related to goodwill and other tangible assets if we acquire another company, and this could negatively impact our results of operations. We currently do not have any arrangements or understandings to acquire any company or business, and we cannot guarantee that we will be able to identify or complete any acquisition in the future.

IF WE CANNOT MANAGE THE ADDITIONAL CHALLENGES PRESENTED BY OUR INTERNATIONAL OPERATIONS, OUR REVENUES AND PROFITABILITY MAY SUFFER.

         We derived approximately 35% of our total revenues from sales outside North America, principally in Europe, in the year ended June 30, 1999. We anticipate that the percentage of our revenues attributable to sales in international markets will increase in the future. Part of our growth strategy depends on increasing international sales. If we cannot increase our international sales, we may not be able to achieve our business objectives. We currently have sales or support staff located in Singapore, Australia and England. We have already devoted significant resources to, and expect to continue to devote resources to, our expansion into foreign countries, particularly to expand our sales force. We also transferred a significant portion of our manufacturing operations to a third-party manufacturer in Singapore, which, along with our service-based subsidiaries in England will strain our resources. To increase international sales in the future, we must establish additional foreign operations, hire additional personnel and recruit additional international resellers. There are many risks inherent in our international business activities. For example:

         - We are subject to many foreign regulatory requirements that may change without notice;

         - Our expenses related to sales and marketing and research and development may increase;

         - We are subject to various export restrictions, and export licenses may not always be available;

         -        We are subject to foreign tariffs and other trade barriers;

         - Some of the foreign countries that we deal with suffer from political and economic instability;

         - Some of the foreign currencies that we deal with fluctuate significantly;

         -        Asian markets have recently suffered considerable turmoil;

         - It can be more difficult to staff and manage our foreign operations; and

         -        We may have difficulty collecting accounts receivable.

         Any of these factors could negatively affect our financial performance and results of operations. In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect amounts owed to us should any foreign customer refuse to pay us. We are also subject to the Foreign Corrupt Practices Act, the "FCPA," which may place us at a competitive disadvantage to foreign companies that are not subject to the FCPA.

         In addition, we cannot guarantee that we will be able to maintain or increase international market demand for our products or services. Almost all of our international sales are denominated in local currency. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss could contribute to fluctuations in our operating results. We do not currently utilize foreign currency hedging instruments, and we cannot assure you that fluctuations in foreign currency rates will not impact our financial performance in the future.

OUR CUSTOMERS ARE CONCENTRATED, SO THE LOSS OF ONE OR MORE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITS.

         We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of large customers. For the fiscal year ended June 30, 1999, ScanSource, Inc. accounted for 11% of our revenues. For the fiscal year ended June 30, 1998, AFC Enterprises, Inc. accounted for 11% of our revenues. Our customers may buy less of our products or services depending on their own technological developments and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance. Further, as a result of our focus in specific markets, such as the quick service restaurant market, we may be affected by economic and other conditions that affect these markets.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICE OF OUR KEY ENGINEERS, SALES, MARKETING AND EXECUTIVE PERSONNEL AND OUR ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL PERSONNEL.

         Our success is dependent, in part, upon certain key executive officers remaining employed with us, including Richard P. Stack, our President and Chief Executive Officer, Robert D. Nichols, our Executive Vice President and President of CCI Group, Inc. and Horace M. Hertz, our Chief Financial Officer. We also believe that our future success depends to a significant degree upon the continued contributions of our sales, marketing, research and development and manufacturing personnel. We have entered into employment agreements with Messrs. Stack, and Nichols and we carry key-man life insurance on Mr. Stack. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled hardware engineers, managerial, and sales and marketing personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We do not know if we will be successful in attracting or retaining skilled personnel. Further, the loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance.

         We intend to rely more heavily in the future on direct sales to end users; however, we cannot guarantee you that we will be able to expand our direct sales force or that the revenue generated by the expansion will exceed the cost of expanding our sales force. In addition, we expect to experience a significant time lag between the date sales personnel are hired and the date sales personnel become fully productive. Competition for sales and support personnel is intense, and we compete in a market for sales personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we have.

OUR GROWTH IS DEPENDENT ON DEVELOPING OUR DIRECT SALES AND MAINTAINING OUR INDIRECT DISTRIBUTION CHANNELS.

         We presently market our products primarily through resellers of our products and direct sales to end-users. We intend to continue to utilize these distribution channels in the future. Moreover, as part of our strategy to increase international sales, we will need to more fully develop similar distribution channels in international markets. We also anticipate that our services business will increase in the future, resulting in a greater emphasis on marketing and distributing directly to end users.

         As we increasingly rely on direct sales to end users, we anticipate competing to a certain extent with certain resellers of our products. This competition may harm our relationship with some of our resellers and may cause some of them to terminate their relationship with us. If we cannot expand our distribution channels, develop our international distribution channels or manage any potential channel conflicts, our growth may be adversely affected. If we are unable to recruit, manage or retain important resellers, or if they cannot penetrate their respective market segments, our financial performance could suffer. We cannot guarantee you that we will be able to attract resellers that will be able to market our products effectively and who will be qualified to provide timely and cost-effective customer support and service. We also cannot assure you that we will be able to manage conflicts among our resellers. In addition, our agreements with resellers typically do not restrict them from distributing competing products, and in most cases these agreements can be terminated by either party without cause.

A DISRUPTION IN THE MANUFACTURING CAPABILITIES OF OUR THIRD-PARTY MANUFACTURERS OR SUPPLIERS WOULD NEGATIVELY IMPACT OUR ABILITY TO MEET CUSTOMER DEMANDS.

         Although we have the capacity to manufacture limited volumes of our products, we currently rely on, and intend in the future to rely more heavily on, third-party manufacturers to manufacture and assemble our products. In particular, we are in the process of transferring a significant portion of our manufacturing operations to a third-party manufacturer in Singapore. Any termination of, or significant disruption in, our relationship with our third-party manufacturers may prevent us from filling customer orders in a timely manner since we generally do not maintain large inventories of our products or components.

         We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from some of our third-party manufacturers. Although alternate manufacturers are available to produce our products, the number of manufacturers of some of our products is limited, and qualifying a replacement manufacturer could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture of our products or a third-party manufacturers' failure to remain competitive in functionality or price could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis. Moreover, although arrangements with our third-party manufacturers may contain provisions for warranty obligations on the part of the third-party manufacturers, we remain primarily responsible to our customers for warranty obligations.

         We also depend upon third-party suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. We cannot be certain that the components we need to build our products will be available in the future. For example, we are aware of a decrease in the availability of liquid crystal display panels that we use in some of our products. If a third-party supplier fails to comply with any of our procurement needs, our ability to manufacture or deliver our products to our customers on a timely basis could be delayed or interrupted.

IF WE CANNOT EXPAND INTO CERTAIN MARKET SECTORS, WE WILL NOT BE ABLE TO GROW OUR BUSINESS.

         Although we have historically sold most of our products and services to the food service industry, we are increasingly focusing on selling our products and services to retailers and the industrial market. To date, we have only recognized a limited amount of revenue in these markets. We cannot guarantee that our products and services will gain acceptance in or meet these sectors' expectations and needs.

SINCE WE HAVE FEW PROPRIETARY RIGHTS, OUR COMPETITORS MAY DEVELOP PRODUCTS SUBSTANTIALLY SIMILAR TO OUR PRODUCTS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS.

         We hold no patents and believe that our competitive position is not dependent upon patent protection. We believe that most of the technology used in the design and manufacture of our products is generally known and available to others. Consequently, others can develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us. We are aware of at least one competitor who has attempted to copy our products in the past, and similar attempts may be made in the future.

OUR PRODUCTS AND OTHER PROPRIETARY RIGHTS MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

         Although we believe that our products do not infringe on any third party's patents, we cannot be certain that we will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to our intellectual property rights may require our management to redirect our human and monetary resources to address these claims.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We have expended, and will continue to expend, substantial funds on expansion of our sales and marketing efforts, expansion of our services business, potential acquisitions and product development. We expect that our current sources of financing available to us, will be sufficient to fund our operations for the next eighteen months. After that, we may require additional funds to finance our operations. We do not know at this time when we may need additional funds, and we cannot be certain that if we do need additional funds in the future that we will be able to obtain them on terms satisfactory to us, if at all. If we do raise additional funds through the issuance of equity or convertible debt securities, your stock ownership will be diluted. Further, these new securities may have rights, preferences or privileges senior to yours. Additionally, any debt financing that may be available to us may include restrictive covenants. If we are unable to raise additional funds when necessary, we may have to reduce planned capital expenditures, scale back our manufacturing, sales or other operations or enter into financing arrangements on terms which we would not otherwise accept.

IF OUR PRODUCTS ARE NOT COMPATIBLE WITH THIRD-PARTY SOFTWARE, OUR SALES COULD SUFFER.

         Although we produce PC-based open system hardware for the food service and retail industries, we do not develop software. Consequently, we are dependent upon third party software providers to develop the POS application software that operates on our hardware platform. As in other sectors of the computer industry, hardware sales can often be driven by advances in software technology. Accordingly, if software providers do not, or are unable to, continue to provide state-of-the-art POS application software that runs on our hardware, our financial performance may suffer.

         We cannot guarantee that all available software will be compatible with our hardware. In the past, certain software installed in our products did not function properly and software fixes were required. Further, we cannot assure you that we will have the technical personnel necessary to evaluate and fix any software compatibility problems that may exist in the future. If we do not have technical personnel available to address and fix similar software compatibility problems, our sales could decline.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

         Though we do have back-up systems, substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from:

         -        fire
         -        earthquake
         -        water damage
         -        sabotage
         -        flood
         -        power loss
         -        technical or telecommunications failure
         -        break-ins

         While we have business interruption insurance, this coverage may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems, like all systems, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers, including our ASP customers. Any of these occurrences impair our ability to serve our customers and would harm our business.

                          RISKS RELATED TO OUR INDUSTRY

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND PRICE EROSION.

         The market for our products and services is highly competitive. It is also subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to continue to experience significant and increasing levels of competition in the future. The principal elements of competition related to our products include:

         -        Price;

         -        Product features and performance;

         -        Compatibility with open systems;

         -        Quality and reliability;

         -        Brand awareness;

         -        Level of customer service; and

         -        Quality of display.

         The POS systems integration industry is also highly competitive and undergoing continual change. The principal elements of competition related to our systems integration services include:

         -        Reputation;

         -        Scope of services provided;

         -        Availability of resources; and

         -        Price.

         In many of our markets, traditional computer hardware manufacturing, communications and consulting companies provide the most significant competition. We must also compete with smaller service providers that have been able to develop strong local or regional customer bases. Most of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than we do. We also believe the use of open systems architecture in our targeted industries is an important competitive element. Several of our competitors currently offer open systems, and we believe that the number of competitors offering open systems solutions will grow over the next several years.

         In order to effectively compete, we need to continue to grow our business and generate greater revenue so that we have the resources to timely develop new products and services in response to evolving technology and customer demands and to sell products and services through a broad distribution channel. We cannot assure you that we will be able to grow sufficiently to compete effectively in this marketplace.

         Our competitors include a substantial number of large well-established companies including International Business Machines (IBM), MICROS Systems, Inc., Par Technology Corporation, Radiant Systems, Inc., NCR Corp., Panasonic Communications and Systems Co., Fujitsu, Ltd. and ICL Retail Systems. These companies all offer open systems architecture products and related services. We cannot assure you that we will be able to compete effectively with these competitors or that our existing competitors, or new competitors, will not develop competitive products and services at lower prices than we offer.

         Moreover, we have little or no proprietary barriers to entry that could keep our competitors from developing products or services and technology similar to ours or from selling competing products or services in our markets. We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from manufacturers or distributors of products similar to, or competitive with, our products, or from service providers that provide services similar to our services. Competition could also render our technology obsolete.

         Increased competition from manufacturers or distributors of products similar to or competitive with our products, or from service providers that provide services similar to our services, could result in price reductions, reduced margins and a loss of market share or could render our products obsolete.

WE ARE SUBJECT TO RISKS RELATED TO PRODUCT DEFECTS.

         Computer products and systems often contain undetected errors. Despite product testing prior to sale, our products have in the past contained errors that were discovered after they were sold. Errors or performance problems may also be discovered in the future. If a customer detects a defect after shipment in the future, it could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, or product returns and warranty costs. This is particularly true in the quick service restaurant market which does not tolerate product defects that cause a restaurant's POS systems and cash registers to be inoperable. In addition, third-party products, upon which our products are dependent, may contain defects which could reduce or undermine entirely the performance of our products.

         In addition, although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our products. Although we maintain product liability insurance covering certain damages arising from implementation and use of our products, we do not know if this insurance would cover any claims brought against us. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively impact our financial performance.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

         The POS computer industry is characterized by evolving technology and industry standards. We must cost effectively develop and introduce new products that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new products or if we fail to introduce progressive new products in a timely or cost-effective manner, our financial performance will be negatively affected. We cannot guarantee you that our new products, even if successfully developed, will ever achieve market acceptance. Moreover, if our competitors introduce new technology or new industry standards emerge, our existing products could be rendered obsolete and unmarketable.

         Moreover, if we are going to develop and manufacture new competitive products and enhance our existing products, we must continue to make significant investments in engineering and product development. The success of product enhancements and new products depends on a variety of factors, including product selection and specification, timely and efficient completion of product design, cost-effective implementation of the manufacturing and assembly processes and effective sales and marketing efforts. We cannot guarantee you that we will be able to successfully manage all of the diverse aspects of successful product development.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price is often affected. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE. DELAWARE LAW AND SOME PROVISIONS OF OUR CHARTER MAY AFFECT THE PRICE OF YOUR STOCK.

         We are authorized to issue up to 1,000,000 shares of preferred stock. We may issue the preferred stock in one or more series. Our Board of Directors may determine the terms of the preferred stock without further action by our stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue shares of preferred stock, if we do issue preferred stock, it could affect your rights or even reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. Further, special meetings of our stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of 10% of the outstanding voting stock of the Company. Our corporate charter documents also provide for staggered terms for the members of the Board of Directors. These and other provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change in control of the Company or our management. As a result, the price of our common stock may be adversely affected.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               SELLING STOCKHOLDER

         The following table sets forth the name and address of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of March 31, 2000 and the number of shares of common stock being offered by it pursuant to this prospectus. This information is based upon information provided by the selling stockholder. Because the selling stockholder may offer all, some or none of its shares of common stock, no definitive estimate can be provided as to the number of shares or percentage of outstanding common stock that will be held by the selling stockholder after such offering. The term "selling stockholder" includes the stockholder listed below and its transferees, pledgees, donees or other successors.

         - To our knowledge, the entity named in the table below has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by it.

         - Percentage ownership is based on 9,293,874 shares of common stock outstanding as of March 31, 2000.

         - The number of shares being offered reflects the maximum number of shares of common stock issuable upon conversion of shares of our Series A Convertible Exchangeable Preferred Stock beneficially owned by the selling stockholder. The number of shares of common stock that are issuable upon conversion of our Series A Convertible Exchangeable Preferred Stock at any given time is subject to certain restrictions as set forth in the Certificate of Designations related to our Series A Convertible Exchangeable Preferred Stock. The number of shares being offered also includes shares of common stock issuable as dividends payable on the shares of Series A Convertible Exchangeable Preferred Stock, assuming such dividends are paid in stock in lieu of cash. It also includes shares of common stock issuable upon exercise of a warrant to purchase 583,334 shares of common stock held by the selling stockholder.

         If the selling stockholder elects to take such dividends in cash, the number of shares of common stock issuable upon conversion of the Series A Convertible Exchangeable Preferred Stock would be approximately 6% less than the number indicated in the table below.

This information is based upon information provided by the selling stockholder, schedules 13G and other public documents filed with the SEC, and assumes the sale of all of the shares being offered by the selling stockholder.

                                         SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                             PRIOR TO OFFERING         NUMBER OF            AFTER OFFERING
                                         -------------------------   SHARES BEING    -------------------------
SELLING STOCKHOLDER                        NUMBER        PERCENT      REGISTERED       NUMBER        PERCENT
------------------------------------     -----------   -----------   ------------    -----------   -----------
 Marshall Capital Management, Inc...       463,764        4.99%        2,750,000         --            --
   c/o Credit Suisse First Boston
   11 Madison Avenue, 7th Floor
   New York, New York 10010

-------------------------

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholder in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may offer its shares of common stock in one or more of the following transactions:

         - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

         -        in the over-the-counter market;

         -        in private transactions;

         -        through options; and

         - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than under the terms of this prospectus. The selling stockholder may not sell all of its shares. The selling stockholder may transfer, will or gift its shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

      All expenses of this registration will be paid by Aspeon. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $55,000. We will also pay all expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder, will be paid by.

                                  LEGAL MATTERS

         Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable, and that the shares which will be issued upon the exercise of certain warrants will be validly issued, fully paid and nonassessable.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB/A for the year ended June 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS COMMON STOCK PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.



                                TABLE OF CONTENTS

                                                             PAGE
                                                             ----
          WHERE YOU CAN GET MORE INFORMATION...............   2
          ASPEON, INC......................................   3
          RISK FACTORS ....................................   3
          USE OF PROCEEDS..................................   4
          FORWARD-LOOKING STATEMENTS.......................  14
          SELLING STOCKHOLDER..............................  15
          PLAN OF DISTRIBUTION.............................  16
          LEGAL MATTERS....................................  16
          EXPERTS .........................................  17


                          ----------------------------



                                2,750,000 SHARES








                                  ASPEON, INC.


                          ----------------------------



                                   PROSPECTUS



                          ----------------------------




                             _________________, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

         SEC Registration Fee  ........................... $12,342
         Nasdaq National Market Listing Fee............... $17,500
         Legal fees and expenses  ........................ $20,000
         Accounting fees and expenses  ...................  $3,000
         Printing and Engraving  .........................    $500
         Miscellaneous  ..................................  $1,658
                  Total  ................................. $55,000

ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Registrant's Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

The Delaware General Corporation Law (the "DGCL") provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. The Registrant's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with each director or officer designated by the Board of Directors. The Indemnity Agreements require that the Registrant indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by Delaware law. Under the DGCL, except in the case of litigation in which a director or officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. Consistent with the Registrant's Bylaw provision on the subject, the Indemnity Agreements require the Registrant to make prompt payment of litigation expenses at the request of the director or officer in advance of indemnification provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses. The advance of litigation expenses is mandatory; under the DGCL such advance would be discretionary. Under the Indemnity Agreements, the director or officer is permitted to bring suit to seek recovery of amounts due under the Indemnity Agreements and is entitled to recover the expenses of seeking such recovery unless a court determines that the action was not made in good faith or was frivolous. Without the Indemnity Agreements, the Registrant would not be required to pay the director or officer for his expenses in seeking indemnification recovery against the Registrant. Under the Indemnity Agreements, directors and officers are not entitled to indemnity or advancing of expenses (i) if such director or officer has recovered payment under an insurance policy for the subject claim, or has otherwise been indemnified against the subject claim, (ii) for actions initiated or brought by the director or officer and not by way of defense (except for actions seeking indemnity or expenses from the Registrant), (iii) if the director or officer violated section 16(b) of the Exchange Act or similar provisions of law or (iv) if a court of competent jurisdiction determines that the director or officer failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any proceeding which is of a criminal nature, had reasonable cause to believe his conduct was unlawful. Absent the Indemnity Agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Registrant's Certificate of Incorporation or Bylaws.

ITEM 16.   EXHIBITS.

(a)      Exhibits.

EXHIBIT NO.  DESCRIPTION
-----------  -----------
    3.1       Certificate  of  Designation,  Preferences,  and Rights of Series A Convertible  Exchangeable  Preferred
              Stock of Aspeon, Inc. (1)
    4.1       Securities Purchase Agreement between the Registrant and Marshall Capital  Management,  Inc. dated
              March 7, 2000. (1)
    4.2       Registration  Rights Agreement,  dated as of March 7, 2000, by and among the Company,  Aspeon
              Solutions, Inc. and Marshall Capital Management, Inc. (1)
    5.1       Opinion of Cooley Godward LLP.
   10.1       Warrant Agreement between Aspeon, Inc. and Marshall Capital Management, Inc. (1)
   10.2       Warrant Agreement between Aspeon Solutions, Inc. and Marshall Capital Management, Inc. (1)
   10.3       Reference is made to Exhibit 4.2 above.
   10.4       Reference is made to Exhibit 4.1 above.
   23.1       Consent of PricewaterhouseCoopers LLP.
   23.2       Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
   24         Power of Attorney.  Reference is made to page II-4.

--------------------
(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated March 9, 2000 and incorporated by reference herein.

ITEM 17.   UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

                  (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (II) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 7, 2000.

ASPEON, INC.

By /s/ RICHARD P. STACK
   -----------------------------------
      Richard P. Stack
      President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard P. Stack and Horace Hertz, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ RICHARD P. STACK                     President, Chief Executive Officer               April 7, 2000
--------------------------------         and Director
Richard P. Stack                         (PRINCIPAL EXECUTIVE OFFICER)

/s/ HORACE HERTZ                         Chief Financial Officer                          April 7, 2000
--------------------------------         (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)
Horace Hertz

                                         Director                                         April  , 2000
--------------------------------
Jay L. Kear

/s/ ANDREW F. PUZDER                     Director                                         April 7, 2000
--------------------------------
Andrew F. Puzder

/s/ Robert Nichols                       Director                                         April 7, 2000
--------------------------------
Robert Nichols

EXHIBIT NO.  DESCRIPTION
-----------  -----------
    3.1       Certificate  of  Designation,  Preferences,  and Rights of Series A Convertible  Exchangeable  Preferred
              Stock of Aspeon, Inc. (1)
    4.1       Securities Purchase Agreement between the Registrant and Marshall Capital  Management,  Inc. dated
              March 7, 2000. (1)
    4.2       Registration  Rights Agreement,  dated as of March 7, 2000, by and among the Company,  Aspeon
              Solutions, Inc. and Marshall Capital Management, Inc. (1)
    5.1       Opinion of Cooley Godward LLP.
   10.1       Warrant Agreement between Aspeon, Inc. and Marshall Capital Management, Inc. (1)
   10.2       Warrant Agreement between Aspeon Solutions, Inc. and Marshall Capital Management, Inc. (1)
   10.3       Reference is made to Exhibit 4.2 above.
   10.4       Reference is made to Exhibit 4.1 above.
   23.1       Consent of PricewaterhouseCoopers LLP.
   23.2       Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
   24         Power of Attorney.  Reference is made to page II-4.

--------------------
(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated March 9, 2000 and incorporated by reference herein.